EXHIBIT 10

                          Consent of Indpendent Auditor


INDEPENDENT AUDITORS' CONSENT



We consent to the use in this Pre-Effective Amendment No. 1 to Registration Statement No. 333-53732 of Acacia National Variable Annuity Separate Account II of our reports dated February 16, 2001, on the statutory basis financial statements of Acacia National Life Insurance Company and the financial statements of the subaccounts of Acacia National Variable Annuity Separate Account II, appearing in the Statement of Additional Information, which is a part of such Registration Statement, and to the reference to us under the heading "Services" in such Statement of Additional Information.



/s/ Deloitte & Touche LLP

Lincoln, Nebraska
March 23, 2001